[LOGO]

Dear Shareholders:

The fiscal year ended June 30, 2001 was the second most profitable year in the history of Peoples Savings Bank. Total earnings performance was only slightly behind the record earnings of fiscal 2000 for our 112 year-old financial institution. This success was accomplished while constructing and opening a new banking center in a new market and while initiating the creation of a holding company. These proactive initiatives and others were developed to enable growth for our independent community bank and to diversify product/service areas. Our efforts and direction in fiscal year 2001 were designed to enhance profitability and shareholder value.

In January, 2001, Peoples opened a new full-service, state-of-the-art banking center and two stand-alone drive-thru ATM locations in Clayton (Northern Montgomery County). The new center and ATMs complement our existing banking centers, ATM locations, and trust offices in Troy and Piqua. In late June 2001, Peoples Board of Directors announced the intent to form a savings and loan holding company. Our shareholders will be asked to approve the formation at the annual meeting in October, 2001. The formation of a holding company will provide a more suitable corporate structure for responding to the rapidly changing environment in the financial institutions industry. In addition to enabling Peoples to diversify and expand services, the holding company will allow the repurchase of holding company shares without adverse tax consequences.

Peoples Savings Bank has repeatedly been recognized as one of the top performing institutions among its peers in Ohio. We believe that the Clayton office/market and the creation of a holding company will reinforce that status.

In addition to the foregoing, our team initiated two new areas of product offerings during the last fiscal year. One is remittance processing services for businesses that wish to outsource the bill paying process and to improve cash flow as a result. The second area is the growth in the number of ATM locations and the increase in income from fees related to the new ATMs. The strategy of providing very good basic products and services while growing and developing new areas of service continues to be a priority for the bank.

As this report highlights, total earnings for the fiscal year ended June 30, 2001, equaled $2,421,190, $0.33 per share. Return on average assets (ROAA) was 1.14% while return on equity (ROE) was 11.87% for fiscal 2001. Peoples achieved this solid performance while working to improve productivity and efficiency ratios. Peoples enjoyed another strong year in the mortgage loan area and continued success in the Trust Department which now manages $143,567,194 in assets. We continue to service more customers while expending fewer resources. It is important to emphasize that the outstanding asset quality for the bank as year-end delinquency rate was 1.06%.

Of course, the numbers are only part of the Peoples story. We believe that the bank has an excellent team of skilled managers, capable employees, and dedicated Board members. The drive and innovation of these individuals contribute to our overall success as we face the challenges of banking today.

To remain competitive, we must continue to aggressively market and brand the Peoples way of doing business... constantly reminding customers and community that being "the local bank" represents an important difference in the way banking services are provided. The community service role that we play in every community served is also a fundamental part of the mission as a local bank. Peoples Savings Bank will continue to have success by remaining true to our values as a local community bank while constantly reinventing ourselves to meet changing customer needs and market conditions.

/s/ Ronald B. Scott
-------------------
Ronald B. Scott
President/CEO

                                     [LOGO]
                            PEOPLES BUILDS AND OPENS
                          BANKING CENTER IN NEW MARKET

In January, 2001, Peoples Savings Bank opened a new full-service, state-of-the-art banking center and two stand-alone drive-thru ATMs in Clayton, Ohio.

The new 2,200 square-foot banking center integrates the latest technological advances in banking while continuing Peoples personal relationship approach with customers. It features four drive-thru locations in two lanes (with unique "stacking" feature), one night deposit and three inside teller stations. Integral to the new banking center is a high-tech, high-touch remote teller system that is the first of its kind in Southwest Ohio. Also, Peoples built and opened two new drive-thru ATM locations, one at Randolph Plaza/N. Main and the other at the Clayton City Government Center/Taywood Road.

Working with Alan Scherr Associates (architect and project manager) and with Miller-Valentine Group (builder), Peoples used an aggressive design/build approach to cost-effectively construct the new center. This followed a cooperative process with City of Clayton officials in identifying that community as an excellent site for a banking center.

Peoples is excited to have the opportunity to be the only local bank for Clayton. The bank has been impressed with the planning and vision that is being executed by leaders in the community. Peoples is somewhat unique in that it is still locally-owned and operated. As a result, the bank is able to provide personalized, yet comprehensive financial services in a small-town, friendly manner. That approach fits the Clayton community well.

                                    [PHOTOS]

                                    [PHOTO]
The 2,200 sq. ft. building was designed to present a positive design image that clearly "branded" the Peoples identity.


                                    [PHOTO]
The lobby features warm wood paneling and teller stations that allow privacy in the transaction process. Also a flat screen TV displays up-to-the minute news, sports and financial information for customers' convenience.


                                    [PHOTO]
On right, Ron Scott, President/CEO of Peoples, congratulates Jim Story, Manager of Clayton banking center, on a successful opening.



                                    [PHOTO]
The inside remote teller station has a 14" color monitor which allows for quick and efficient video communication. The four drive-thru teller stations also contain two-way color monitors. There are two lanes with two stations each, which allow "double-stacking" of customers in drive-thru for faster, quicker personal service.

[LOGO]
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

                                                                    At June 30,
                                            ------------------------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION DATA:
                                               2001           2000            1999             1998             1997
                                               ----           ----            ----             ----             ----
                                                                  (In thousands)
Total amount of:
  Assets                                    $214,841        $205,140        $180,056        $145,175        $126,883
  Held-to-maturity securities - at cost        1,484           1,670           1,956           2,696           3,236
  Loans receivable - net                     197,483         189,878         167,300         131,141         111,256
  Deposits                                   108,398         109,461         107,073          97,453          82,924
  FHLB advances and other borrowings          83,522          74,726          53,918          32,098          30,200
  Shareholders' equity                        21,002          18,702          15,725          13,893          12,570


                                                                   Year ended June 30,
                                            ------------------------------------------------------------------------
STATEMENT OF INCOME DATA:                      2001           2000             1999            1998             1997
                                               ----           ----             ----            ----             ----
                                                      (In thousands, except per share data)
  Total interest income                     $ 16,338        $ 14,598        $ 12,387        $ 10,667        $  9,375
  Total interest expense                       9,392           7,931           6,231           5,243           4,367
                                            ------------------------------------------------------------------------
  Net interest income                          6,946           6,667           6,156           5,424           5,008
  Provision for loan losses                     --                30              50            --              --
                                            ------------------------------------------------------------------------
  Net interest income after provision
  for loan losses                              6,946           6,637           6,106           5,424           5,008
  Non-interest income                          1,485           1,374           1,109             768             607
  Non-interest expense                         4,737           4,268           3,947           3,551           3,795
                                            ------------------------------------------------------------------------
  Income before income taxes                   3,694           3,743           3,268           2,641           1,820
  Federal income taxes                         1,273           1,263           1,077             878             579
                                            ------------------------------------------------------------------------
  Net income                                   2,421           2,480           2,191           1,763           1,241
                                            ========================================================================

  Earnings per share
    Basic                                       0.33            0.33            0.30            0.24            0.17
    Diluted                                     0.32            0.31            0.28            0.23           0.165

                                                                           Year ended June 30,
                                            ------------------------------------------------------------------------
OTHER DATA:                                    2001             2000           1999             1998            1997
                                               ----             ----           ----             ----            ----

Return on average assets                        1.14%           1.28%           1.35%           1.31%           1.06%
Return on average equity                       11.87           13.62           13.81           12.62           10.02
Average equity to average assets                9.64            9.37            9.74           10.24           10.54
Dividend payout ratio (1)                       9.09            9.09            6.67            7.81            7.35

----------------

(1) Represents dividends per share divided by basic earnings per share.

[Logo]
INDEPENDENT ACCOUNTANTS' REPORT

[Letterhead BKD LLP]
To the Stockholders and
Board of Directors
Peoples Savings Bank of Troy
Troy, Ohio

We have audited the accompanying consolidated balance sheet of Peoples Savings Bank of Troy and subsidiary as of June 30, 2001, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of Peoples Savings Bank of Troy as of June 30, 2000 and for each of the two-year periods then ended were audited by other auditors whose report dated August 4, 2000 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Peoples Savings Bank of Troy and subsidiary as of June 30, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ BKD LLP

Cincinnati, Ohio
July 19, 2001

[Logo]
CONSOLIDATED BALANCE SHEET

JUNE 30,                                                                                2001                  2000
-------------------------------------------------------------------------------------------------------------------

ASSETS
   Cash and due from banks                                                       $  5,118,227          $  4,579,550
   Investment securities, held to maturity (fair value of $1,503,000
      and $1,635,000)                                                               1,484,294             1,669,993
   Loans, net of allowance for loan losses of $843,081 and $887,882               197,482,915           189,878,071
   Premises and equipment                                                           4,193,858             3,605,192
   Federal Home Loan Bank stock                                                     4,785,900             3,979,100
   Interest receivable                                                              1,026,513               957,832
   Other assets                                                                       749,118               470,387
                                                                                 ----------------------------------

       Total assets                                                              $214,840,825          $205,140,125
                                                                                 ==================================

LIABILITIES
   Deposits                                                                      $108,398,334          $109,460,962
   FHLB advances                                                                   83,521,561            74,725,728
   Interest payable                                                                   259,813               523,606
   Other liabilities                                                                1,277,946             1,167,698
                                                                                 ----------------------------------
       Total liabilities                                                          193,457,654           185,877,994
                                                                                 ----------------------------------

COMMITMENTS AND CONTINGENCIES

EQUITY FROM ESOP SHARES                                                               381,498               559,705

SHAREHOLDER'S EQUITY
   Preferred stock, $1 par value, 10,000,000 shares authorized;
   none issued or outstanding
   Common stock, $1 par value
       Authorized - 90,000,000 shares
       Issued and outstanding - 7,439,650 and 7,436,350 shares,
           less ESOP shares of 127,166 and 135,686                                  7,312,484             7,300,664
   Additional paid-in capital                                                         203,084                67,138
   Retained earnings                                                               13,486,105            11,334,624
                                                                                 ----------------------------------
       Total shareholder's equity                                                  21,001,673            18,702,426
                                                                                 ----------------------------------
       Total liabilities and shareholder's equity                                $214,840,825          $205,140,125
                                                                                 ==================================

See notes to consolidated financial statements.

[Logo]
CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED JUNE 30,                                                 2001               2000                1999
-------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
    Loans receivable                                            $15,828,683         $14,136,354         $11,934,146
    Investment securities                                           106,313             122,673             158,235
    Other interest and dividend income                              403,710             338,975             295,049
                                                                ---------------------------------------------------
       Total interest income                                     16,338,706          14,598,002          12,387,430
                                                                ---------------------------------------------------

INTEREST EXPENSE
    Deposits                                                      4,104,961           3,946,448           3,884,602
    Borrowings                                                    5,287,390           3,984,082           2,346,597
                                                                ---------------------------------------------------
       Total interest expense                                     9,392,351           7,930,530           6,231,199
                                                                ---------------------------------------------------

NET INTEREST INCOME                                               6,946,355           6,667,472           6,156,231
    Provision for loan losses                                                            30,000              50,000
                                                                ---------------------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES               6,946,355           6,637,472           6,106,231
                                                                ---------------------------------------------------

OTHER INCOME
    Fiduciary activities                                            818,450             783,050             641,832
    Service charges on deposit accounts and other                   522,154             483,723             380,772
    Other income                                                    144,578             107,587              86,827
                                                                ---------------------------------------------------

       Total other income                                         1,485,182           1,374,360           1,109,431
                                                                ---------------------------------------------------
OTHER EXPENSES
    Salaries and employee benefits                                2,244,088           2,051,162           1,890,151
    Net occupancy expenses                                          365,116             337,364             342,937
    Equipment expenses                                              126,360              90,142              76,521
    Data processing fees                                            413,405             349,560             315,771
    State of Ohio franchise taxes                                   208,780             179,935             170,181
    Other expenses                                                1,379,234           1,260,116           1,151,660
                                                                ---------------------------------------------------
       Total other expenses                                       4,736,983           4,268,279           3,947,221
                                                                ---------------------------------------------------

INCOME BEFORE INCOME TAX                                          3,694,554           3,743,553           3,268,441
    Income tax expense                                            1,273,364           1,263,100           1,077,600
                                                                ---------------------------------------------------

NET INCOME                                                      $ 2,421,190         $ 2,480,453         $ 2,190,841
                                                                ===================================================

BASIC EARNINGS PER SHARE                                        $      0.33         $      0.33         $      0.30
                                                                ===================================================

DILUTED EARNINGS PER SHARE                                      $      0.32         $      0.31         $      0.28
                                                                ===================================================

See notes to consolidated financial statements.

[Logo]
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                        ADDITIONAL
                                                      COMMON             PAID-IN           RETAINED
                                                      STOCK              CAPITAL           EARNINGS             TOTAL
---------------------------------------------------------------------------------------------------------------------------
BALANCES, JULY 1, 1998                           $  3,611,805        $     83,421        $ 10,197,531        $ 13,892,757
   Net  income                                                                              2,190,841           2,190,841
   Cash dividends ($.02 per share)                                                           (147,778)           (147,778)
   Exercise of stock options                           31,944              21,500                                  53,444
    Tax benefit from exercise of
      stock options                                                        41,118                                  41,118
   Net change in equity from ESOP shares               (4,750)                               (295,846)           (300,596)
   Two-for-one stock split                          3,627,727             (96,411)         (3,535,676)             (4,360)
                                                ---------------------------------------------------------------------------
BALANCES, JUNE 30, 1999                             7,266,726              49,628           8,409,072          15,725,426
   Net income                                                                               2,480,453           2,480,453
   Cash dividends ($.03 per share)                                                           (222,919)           (222,919)
   Exercise of stock options                           26,406              (2,286)                                 24,120
   Tax benefit from exercise of
      stock options                                                        19,796                                  19,796
    Net change in equity from
       ESOP shares                                      7,532                                 668,018             675,550
                                                ---------------------------------------------------------------------------

BALANCES, JUNE 30, 2000                             7,300,664              67,138          11,334,624          18,702,426
   Net income                                                                               2,421,190           2,421,190
   Cash dividends ($.03 per share)                                                           (223,190)           (223,190)
   Exercise of stock options                           92,000              94,600                                 186,600
   Tax benefit from exercise of
      stock options                                                        41,346                                  41,346
    Purchase of stock                                 (88,700)                               (216,206)           (304,906)
   Net change in equity from ESOP
      shares                                            8,520                                 169,687             178,207
                                                ---------------------------------------------------------------------------

BALANCES, JUNE 30, 2001                          $  7,312,484        $    203,084        $ 13,486,105        $ 21,001,673
                                                ===========================================================================

See notes to consolidated financial statements.

[Logo]
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

YEAR ENDED JUNE 30,                                                    2001               2000                 1999
----------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net income                                                    $   2,421,190       $   2,480,453       $   2,190,841
   Adjustments to reconcile net income
   to net cash provided by operating activities
      Provision for loan losses                                                             30,000              50,000
      Depreciation and amortization                                    340,400             291,856             266,070
      Amortization of deferred loan fees                               (30,776)            (70,554)            (97,763)
      Deferred income tax                                              106,000              66,656              38,532
      Gain on sale of real estate owned                                                                         (4,426)
      Investment securities amortization (accretion), net               (2,240)               (195)                878
      Federal Home Loan Bank stock dividends                          (328,600)           (256,700)           (204,500)
      Net change in
        Interest receivable                                            (68,681)            (39,469)           (138,715)
        Interest payable                                              (263,793)             (4,890)            229,190
        Other assets                                                  (237,385)             (8,580)            (23,194)
        Other liabilities                                                4,248            (567,892)          1,166,947
                                                                 -----------------------------------------------------
           Net cash provided by operating activities                 1,940,363           1,920,685           3,473,860
                                                                 -----------------------------------------------------
INVESTING ACTIVITIES
   Purchases of securities held to maturity                                                                   (100,000)
   Proceeds from maturities of securities held to maturity             187,939             286,354             839,102
   Net change in loans                                              (7,574,068)        (22,537,491)        (36,111,742)
   Purchases of premises and equipment                                (929,066)           (481,831)           (298,543)
   Federal Home Loan Bank stock purchased                             (478,200)           (512,700)           (479,200)
   Investment in real estate owned                                                                             (55,218)
   Proceeds from sales of real estate owned                                                                     59,644
                                                                 -----------------------------------------------------
           Net cash used by investing activities                    (8,793,395)        (23,245,668)        (36,145,957)
                                                                 -----------------------------------------------------
FINANCING ACTIVITIES
   Net change in
      Interest-bearing demand and savings deposits                   4,822,747           3,812,318           1,872,685
      Certificates of deposit                                       (5,885,375)         (1,370,363)          7,661,873
   Proceeds of FHLB advances                                       310,591,027         166,950,905         141,000,000
   Repayment of FHLB advances                                     (301,795,194)       (146,142,802)       (119,180,366)
   Cash dividends                                                     (223,190)           (222,919)           (147,778)
   Purchase of stock                                                  (304,906)
   Proceeds from exercise of stock options                             186,600              24,120              49,084
                                                                 -----------------------------------------------------
           Net cash provided by financing activities                 7,391,709          23,051,259          31,255,498
                                                                 -----------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                538,677           1,726,276          (1,416,599)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         4,579,550           2,853,274           4,269,873
                                                                 -----------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                           $   5,118,227       $   4,579,550       $   2,853,274
                                                                 =====================================================
ADDITIONAL CASH FLOWS INFORMATION
   Interest paid                                                 $   9,656,144       $   7,935,420       $   6,002,009
   Income tax paid                                                   1,220,000           1,265,000             915,000


See notes to consolidated financial statements.

[Logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Peoples Savings Bank of Troy (Bank) and its wholly owned subsidiary, Peoples Building and Savings Service Corporation (Service Corporation) (an inactive corporation), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Bank operates under a state thrift charter and provides full banking services, including trust services. As a state-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision, Ohio Department of Commerce, Division of Financial Institutions, and the Federal Deposit Insurance Corporation.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Miami County, and surrounding counties.
The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets

CONSOLIDATION - The consolidated financial statements include the accounts of the Bank and Service Corporation after elimination of all material intercompany transactions.

INVESTMENT SECURITIES - Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

ALLOWANCE FOR LOAN LOSSES is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

[Logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 2001 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK STOCK is a required investment for institutions that are members of Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

FORECLOSED ASSETS are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

STOCK OPTIONS are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Bank accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank files consolidated income tax returns with its subsidiary.

RECLASSIFICATIONS of certain amounts in the 2000 and 1999 consolidated financial statements have been made to conform to the 2001 presentation.

NOTE 2 - REORGANIZATION

On June 25, 2001, the Bank's Board of Directors authorized the formation of a holding company for the Bank in a transaction in which each of the outstanding shares of the Bank would be exchanged for one share of the holding company. The Bank would thereafter be a wholly-owned subsidiary of the holding company.

NOTE 3 - RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2001 was $200,000.

[Logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 4 - INVESTMENT SECURITIES

                                                                            2001
                                              -----------------------------------------------------------------
                                                                   GROSS            GROSS
                                               AMORTIZED        UNREALIZED       UNREALIZED             FAIR
JUNE 30                                           COST             GAINS           LOSSES               VALUE
---------------------------------------------------------------------------------------------------------------
Held to maturity
  U.S. Treasury                                 $   100           $     2                               $   102
  State and municipal                               100                              $    (8)                92
  Mortgage-backed securities                      1,284                25                                 1,309
                                              -----------------------------------------------------------------
     Total investment securities                $ 1,484           $    27            $    (8)           $ 1,503
                                              =================================================================

                                                                            2000
                                              ------------------------------------------------------------------
                                                                   GROSS            GROSS
                                               AMORTIZED        UNREALIZED        UNREALIZED             FAIR
JUNE 30                                            COST            GAINS            LOSSES               VALUE
----------------------------------------------------------------------------------------------------------------

Held to maturity
  U.S. Treasury                                 $    99                               $   (4)           $    95
  State and municipal                               100                                   (9)                91
  Mortgage-backed securities                      1,471            $    1                (23)             1,449
                                              -----------------------------------------------------------------

     Total investment securities                $ 1,670            $    1             $  (36)           $ 1,635
                                              =================================================================

The amortized cost and fair value of securities held to maturity and available for sale at June 30, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                    HELD TO MATURITY
                                                                        -------------------------------------
                                                                          AMORTIZED                    FAIR
                                                                            COST                       VALUE
-------------------------------------------------------------------------------------------------------------
One to five years                                                         $  100                      $  102
After ten years                                                              100                          92
                                                                          -----------------------------------
                                                                             200                         194
Mortgage-backed securities                                                 1,284                       1,309
                                                                          -----------------------------------
     Totals                                                               $1,484                      $1,503
                                                                          ===================================

Securities with a carrying value of $3,266,853 and $1,543,250 were pledged at June 30, 2001 and 2000 to secure certain deposits and for other purposes as permitted or required by law.

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--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 5 - LOANS AND ALLOWANCE

JUNE 30                                                 2001                        2000
------------------------------------------------------------------------------------------
Mortgage loans on existing real estate
   Residential single family units                   $ 150,711                   $ 146,404
   Other residential and commercial                     23,467                      21,172
                                              --------------------------------------------
        Total real estate loans                        174,178                     167,576
Construction loans                                      12,817                      14,842
Commercial business                                      5,323                       3,450
Consumer                                                 4,769                       4,293
Home improvement                                         6,065                       5,777
Deposit and other loans                                    612                         548
                                              --------------------------------------------
                                                       203,764                     196,486
Deferred loan fees                                        (163)                       (170)
Undisbursed portion of loans                            (5,275)                     (5,550)
Allowance for loan losses                                 (843)                       (888)
                                              --------------------------------------------
        Total loans                                  $ 197,483                   $ 189,878
                                              =============================================
JUNE 30                                                   2001                        2000                   1999
------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
   Balances, July 1                                      $ 888                       $ 880                   $ 863
   Provision for losses                                                                 30                      50
   Recoveries on loans                                       6                           2                       4
   Loans charged off                                       (51)                        (24)                    (37)
                                                   ----------------------------------------------------------------
Balances, June 30                                        $ 843                       $ 888                   $ 880
                                                   ===============================================================

NOTE 6 - PREMISES AND EQUIPMENT

JUNE 30                                                   2001                        2000
------------------------------------------------------------------------------------------
Land                                                   $   955                    $    955
Buildings                                                4,443                       3,885
Equipment                                                2,953                       2,582
                                               -------------------------------------------
        Total cost                                       8,351                       7,422

Accumulated depreciation                                (4,157)                     (3,817)
                                               -------------------------------------------

    Net                                                 $4,194                       3,605
                                               ===========================================

[Logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 7 - DEPOSITS

JUNE 30                                                                   2001                  2000
-----------------------------------------------------------------------------------------------------
Noninterest bearing accounts                                          $  5,161               $  4,342
NOW accounts                                                            21,480                 19,404
Super NOW accounts                                                         244                    211
Passbook accounts                                                       16,604                 15,259
Money market accounts                                                    9,243                  8,693
Certificates and other time deposits of $100,000 or more                15,216                 30,578
Other certificates and time deposits                                    40,450                 30,974
                                                                      -------------------------------
                     Total deposits                                   $108,398               $109,461
                                                                      ===============================

Certificates and other time deposits maturing
in years ending June 30
          2002                                                        $ 43,552
          2003                                                           8,394
          2004                                                           1,987
          2005                                                           1,303
          2006                                                             430
                                                                      --------

                     Total                                            $ 55,666
                                                                      ========

NOTE 8 - LONG-TERM DEBT

JUNE 30                                                                 2001                  2000
----------------------------------------------------------------------------------------------------
Federal Home Loan Bank advances, fixed and variable rates, due
    at various dates through May 1, 2013                             $ 83,522               $74,726

The Federal Home Loan Bank advances are secured by substantially all first-mortgage loans and FHLB stock.
Advances are subject to restrictions or penalties in the event of repayment.
Maturities in years ending June 30
          2002                                                       $ 50,217
          2003                                                          2,231
          2004                                                          2,246
          2005                                                         12,262
          2006                                                          3,278
          Thereafter                                                   13,288
                                                                     --------
                     Total                                           $ 83,522
                                                                     ========

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--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 9 - INCOME TAX

YEAR ENDED JUNE 30                                             2001                   2000                    1999
-------------------------------------------------------------------------------------------------------------------
Income tax expense
    Currently payable                                        $1,167                  $1,196                  $1,039
    Deferred                                                    106                      67                      39
                                                            --------------------------------------------------------
          Total income tax expense                           $1,273                  $1,263                  $1,078
                                                            ========================================================

Reconciliation of federal statutory to actual tax expense
    Federal statutory income tax at 34%                      $1,256                  $1,273                  $1,111
    Other                                                        17                     (10)                    (33)
                                                            --------------------------------------------------------
         Actual tax expense                                  $1,273                  $1,263                  $1,078
                                                            ========================================================

A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

JUNE 30                                                        2001                    2000
--------------------------------------------------------------------------------------------
ASSETS
    Allowance for loan losses                                 $ 163                    $ 138
    Other                                                         3                       11
                                                            --------------------------------
         Total assets                                           166                      149
                                                            ================================
LIABILITIES
    FHLB stock                                                 (487)                    (376)
    Depreciation                                                (12)
                                                            --------------------------------
        Total liabilities                                      (499)                    (376)
                                                            --------------------------------
                                                              $(333)                   $(227)
                                                            ================================

Retained earnings include approximately $2,390,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $812,600.

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--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                                   2001             2000
--------------------------------------------------------------------------------------------
Commitments to extend credit                                        $15,017          $11,005
Mortgage loans serviced for others with recourse                        130              134
Standby letters of credit                                               735            2,019

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Bank and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

NOTE 11  - DIVIDEND AND CAPITAL RESTRICTIONS

Without prior approval, current regulations allow the Bank to pay dividends not exceeding net profits (as defined) for the current year plus retained net income for the previous two calendar years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. At June 30, 2001, total regulatory capital of the Bank was $21,383,171, of which approximately $5,578,000 was potentially available for distribution to stockholders.

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--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 12 - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 2001 and 2000, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 2001 that management believes have changed the Bank's classification.

                                                                  REQUIRED FOR             TO BE WELL
                                             ACTUAL           ADEQUATE CAPITAL (1)      CAPITALIZED (1)
                                        -----------------     --------------------    ------------------
                                        AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT       RATIO
                                        ------      -----      ------      -----      ------       -----
AS OF JUNE 30, 2001
Total risk-based capital (1)
    (to risk-weighted assets)          $22,226      16.8%      $10,588      8.0%      $13,235      10.0%
Tier 1 capital (1)
    (to risk-weighted assets)           21,383      16.2%        5,294      4.0%        7,941       6.0%
Core capital (1)
    (to adjusted total assets)          21,383      10.0%        6,442      3.0%       10,736       5.0%
Core capital (1)
     (to adjusted tangible assets)      21,383      10.0%        4,294      2.0%                    N/A
Tangible capital (1)
    (to adjusted total assets)          21,383      10.0%        3,221      1.5%                    N/A

AS OF JUNE 30, 2000
Total risk-based capital (1)
    (to risk-weighted assets)          $20,150      16.1%      $10,017      8.0%      $12,521      10.0%
Tier 1 capital (1)
    (to risk-weighted assets)           19,262      15.4%        5,008      4.0%        7,513       6.0%
Core capital (1)
    (to adjusted total assets)          19,262       9.4%        6,152      3.0%       10,254       5.0%
Core capital (1)
    (to adjusted tangible assets)       19,262       9.4%        4,102      2.0%                    N/A
Tangible capital (1)
    (to adjusted total assets)          19,262       9.4%        3,076      1.5%                    N/A

(1) As defined by regulatory agencies

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--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Bank's defined-benefit pension plan covers substantially all of its employees. The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:

JUNE 30                                                                 2001               2000
------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
    Benefit obligation at beginning of year                          $ 705                  $ 605
    Service cost                                                        74                     63
    Interest cost                                                       51                     42
    Actuarial loss                                                      26                      2
    Benefits paid                                                       (8)                    (7)
                                                                   ------------------------------
    Benefit obligation at end of year                                  848                    705
                                                                   ------------------------------

CHANGE IN PLAN ASSETS
    Fair value of plan assets at beginning of year                     956                    761
    Actual return on plan assets                                      (354)                   203
    Benefits paid                                                       (7)                    (8)
                                                                   ------------------------------
    Fair value of plan assets at end of year                           595                    956
                                                                   ------------------------------
    Funded status                                                     (253)                   251
    Unrecognized net actuarial (gain) loss                             265                   (197)
    Unrecognized prior service cost                                    (56)                   (63)
    Unrecognized transition (asset) liability                           33                     36
                                                                   ------------------------------

    Prepaid (accrued) benefit cost                                   $ (11)                 $  27
                                                                   ==============================

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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)



YEAR ENDED JUNE 30                                  2001       2000       1999
--------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
    Service cost                                   $  74      $  63      $  53
    Interest cost                                     51         42         36
    Expected return on plan assets                   354       (196)      (238)
    Net amortization and deferral                   (441)       131        195
                                                -------------------------------
    Net periodic benefit cost                      $  38      $  40      $  46
                                                ===============================
Assumptions used in the accounting were:
    Discount rate                                      7%         7%         7%
    Rate of increase in compensation                   4%         4%         4%
    Expected long-term rate of return on assets        8%         8%         8%

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 3 percent of base salary contributed by participants. The Bank's expense for the plan was $39,357 for 2001, $41,200 for 2000 and $36,100 for 1999.

The Bank also has an employee stock ownership plan covering substantially all of its employees. The cost of the plan is borne by the Bank through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The cash contributions to the plan in 2001, 2000 and 1999 were $40,000, $64,125 and $37,500, respectively.

In addition to the contributions made to participants' accounts, the accounts are credited annually with the participants' share of investment earnings, losses or expenses of the trust fund. Benefits under the Plan become 100% vested over periods up to 7 years or in the event of death, disability, or attaining age 65 (normal retirement age under the Plan) or termination of the Plan. The total number of shares held by the plan, all of which have been allocated to participant accounts, were 127,166 and 135,686 at June 30, 2001 and 2000. All ESOP shares are included as outstanding in the calculation of earnings per share information.

Below are the transactions affecting the ESOP equity accounts:

                                               COMMON    RETAINED
                                               STOCK     EARNINGS      TOTAL
                                             ----------------------------------

Balances, July 1, 1998                       $    69     $   865     $   934
    Two-for-one stock split                       69         (69)
    Net change in equity from ESOP shares          5         296         301
                                             ----------------------------------
Balances, June 30, 1999                          143       1,092       1,235
    Net Change in equity from ESOP shares         (7)       (668)       (675)
                                             ----------------------------------
Balances, June 30, 2000                          136         424         560
    Net Change in equity from ESOP shares         (9)       (170)       (179)
                                             ----------------------------------

Balances, June 30, 2001                      $   127     $   254     $   381
                                             ==================================

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--------------------------------------------------------------------------------
( Table Dollar Amounts in Thousands)

NOTE 14 - RELATED PARTY TRANSACTIONSON

The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:


Balances, July 1, 2000                                    $2,020

Changes in composition of related parties                    (92)
New loans, including renewals                                711
Payments, etc., including renewals                          (387)
                                                          ------

Balances, June 30, 2001                                   $2,252
                                                          ======

NOTE 15 - STOCK OPTION PLAN

Under the Bank's incentive stock option plan, the Bank grants selected executives and other key employees stock option awards which vest and become fully exercisable at the date of grant. Under the Bank's stock option plan for non-employee directors, at each year's annual meeting of shareholders, there shall be granted automatically to each outside director, the option to purchase 3,000 shares of common stock. Both plans are accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. During 2001, the Bank granted options for 132,745 shares of the Bank's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Bank's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Bank has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Bank had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                      2001            2000         1999
                                                  -------------------------------------------
Risk-free interest rates                          5.7 to 5.8%    6.4 to 6.5%    4.6% to 5.5%
Dividend yields                                          .88%           .01%            .01%
Volatility factors of expected market price
    of common stock                                       35%            15%             15%
Weighted-average expected life of the options        10 years       10 years        10 years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                   2001        2000        1999
                                  ---------------------------------------------
Net income                      As reported   $   2,421   $   2,480   $   2,191
                                  Pro forma       2,252       2,144       1,931
Earnings per share              As reported         .33         .33         .30
                                  Pro forma         .30         .29         .26
Diluted earnings per share      As reported         .32         .31         .28
                                  Pro forma         .29         .27         .24

The following is a summary of the status of the Bank's stock option plans and changes in those plans as of and for the years ended June 30, 2001, 2000 and 1999.

EMPLOYEES:
YEAR ENDED JUNE 30                         2001                  2000                  1999
----------------------------------------------------------------------------------------------
                                         WEIGHTED              Weighted              Weighted
                                         AVERAGE               Average               Average
                                         EXERCISE              Exercise              Exercise
        OPTIONS                 SHARES     PRICE     Shares      Price     Shares      Price
----------------------------------------------------------------------------------------------

Outstanding, beginning
   of year                     740,057     $3.42     650,648     $2.57     285,977     $3.34
Granted                        108,745      3.94     109,000      8.13      54,000      6.81
Exercised                      (92,000)     2.03     (18,846)     1.11     (15,384)     0.72
Forfeited/expired              (64,500)     6.57        (745)     7.92        (500)     6.81
Adjustment for stock split                                                 326,555
                               -------               -------               -------

Outstanding, end of year       692,302      3.40     740,057      3.42     650,648      2.57
                               =======               =======               =======

Options exercisable
   at year end                 692,302      3.40     740,057      3.42     650,648      2.57
Weighted-average
   fair value of options
   granted during the year                  2.03                  2.98                  1.50



As of June 30, 2001, the employee options outstanding and exercisable are as follows:

                               Outstanding and Exercisable
        ------------------------------------------------------------------------
                                                 Weighted Average     Weighted
                                                     Remaining        Average
         Range of Exercise          Number       Contractual Life     Exercise
              Prices                                 (Months)         Price
--------------------------------------------------------------------------------
         $0.01 to $1.00              75,298             17.90          $0.42
         $1.01 to $2.50             276,304             47.57           1.64
         $2.51 to $5.00             173,645             94.73           3.56
         $5.01 to $7.50              82,680             86.30           6.81
        $7.50 to $10.00              84,375             98.93           8.13
                                    -------
                                    692,302             67.06           3.40
                                    =======

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--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

DIRECTORS:

YEAR ENDED JUNE 30                          2001                  2000                 1999
----------------------------------------------------------------------------------------------
                                          WEIGHTED-            Weighted-             Weighted-
                                           AVERAGE             Average               Average
                                           EXERCISE            Exercise              Exercise
       OPTIONS                  SHARES      PRICE     Shares     Price      Shares    Price
----------------------------------------------------------------------------------------------
Outstanding, beginning
   of year                      166,884     $3.42     150,444     $2.57      73,002    $3.34
Granted                          24,000      2.94      24,000      7.13      12,000     7.25
Exercised                                              (7,560)      .42     (16,560)    2.17
Adjustment for stock split                                                   82,002
Outstanding, end of year        190,884      3.35     166,884      3.42     150,444     2.57
                                -------               -------               -------
Options exercisable at
   year end                     190,884      3.35     166,884      3.42     150,444     2.57
                                =======               =======               =======
Weighted-average fair
   value of options granted
   during the year                           1.50                  2.98                 1.50

As of June 30, 2001, the directors options outstanding and exercisable are as follows:

                                           Outstanding and Exercisable
                           ----------------------------------------------------------------
                                                        Weighted Average         Weighted
                                                           Remaining             Average
         Range of Exercise                              Contractural Life        Exercise
              Prices                   Number               (Months)              Price
-------------------------------------------------------------------------------------------
         $1.01 to $2.50               100,884                 37.05                $1.75
         $2.51 to $5.00                45,000                 96.29                 3.10
         $5.01 to $7.50                45,000                 95.46                 7.18
                                      -------
                                      190,884                 71.89                 3.35
                                      =======

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 16 - EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:

                                                            Year Ended June 30, 2001
                                                -----------------------------------------
                                                                 Weighted
                                                                  Average      Per-Share
                                                 Income           Shares         Amount
                                                -----------------------------------------
BASIC EARNINGS PER SHARE
   Income available to common stockholders        $2,421         7,439,225        $0.33
EFFECT OF DILUTIVE SECURITIES
   Stock options                                                   240,534
                                                                   -------
DILUTED EARNINGS PER SHARE
   Income available to common stockholders and
     assumed conversions                        $  2,421         7,679,759        $0.32
                                                ==========================================

Options to purchase 406,700 shares of common stock at $3.13 to $8.13 per share were outstanding at June 30, 2001, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                       Year Ended June 30, 2000
                                               -----------------------------------------------
                                                               Weighted
                                                               Average             Per-Share
                                               Income           Shares              Amount
                                               -----------------------------------------------
BASIC EARNINGS PER SHARE
   Income available to common stockholders        $2,480         7,426,510             $0.33
EFFECT OF DILUTIVE SECURITIES
   Stock options                                                  479,815
                                                                  -------
DILUTED EARNINGS PER SHARE
   Income available to common stockholders and
     assumed conversions                          $2,480         7,906,325             $0.31
                                                ================================================

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--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

Options to purchase 260,055 shares of common stock at $6.81 to $8.13 per share were outstanding at June 30, 2000, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                             Year Ended June 30, 1999
                                                     --------------------------------------------
                                                                    Weighted
                                                                    Average         Per-Shares
                                                     Income          Shares          Amount
                                                     --------------------------------------------

BASIC EARNINGS PER SHARE
    Income available to common stockholders               $2,191       7,384,125          $0.30

EFFECT OF DILUTIVE SECURITIES
    Stock options                                                       550,763
                                                                        -------

DILUTED EARNINGS PER SHARE
    Income available to common stockholders
      and assumed conversions                             $2,191       7,934,888          $0.28
                                                     ==============================================


NOTE 17 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS - The fair value of cash and cash equivalents approximates carrying value.

SECURITIES AND MORTGAGE-BACKED SECURITIES - Fair values are based on quoted market prices.

LOANS - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE - The fair values of interest receivable/payable approximate carrying values.

FHLB STOCK - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

DEPOSITS - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FEDERAL HOME LOAN BANK ADVANCES - The fair value of these borrowings are estimated using a disounted cash flow calculation, based on current rates for similar debt.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

Off-Balance Sheet Commitments - Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Bank's financial instruments are as follows:


                                                        2001                  2000
                                              --------------------------------------------
                                               CARRYING      FAIR     Carrying      Fair
JUNE 30                                         AMOUNT       VALUE     Amount       Value
------------------------------------------------------------------------------------------
ASSETS
    Cash and cash equivalents                 $  5,118    $  5,118    $  4,580    $  4,580
    Investment securities held to maturity       1,484       1,503       1,670       1,636
    Loans, net                                 197,483     202,410     189,878     184,818
    Interest receivable                          1,027       1,027         958         958
    Stock in FHLB                                4,786       4,786       3,979       3,979

LIABILITIES
    Deposits                                   108,398     108,787     109,461     109,657
    FHLB advances                               83,522      82,250      74,726      73,807
    Interest payable                               260         260         524         524

NOTE 18 - SEGMENT INFORMATION

The Bank uses differences in products as the basis for defining its reportable segments. The Bank reports one product segment: Bank operations.

The Bank operations segment consists of the business of offering savings deposits through issuance of savings accounts, money market accounts and certificates of deposit and lending or utilizing funds primarily for the purchase, construction and improvement of real estate. The largest percentage of the mortgage loans are fixed-rate mortgages. The Bank also attempts to originate as many adjustable-rate mortgages as feasible. Mortgage loans are generally made for up to thirty years in length. The Bank's principal sources of income are interest on mortgage loans and fees for service charges, as well as interest and dividends on investments.

In addition to the product segment, the Bank reports on personal trust services in an Other segment. The Bank began trust operations in July 1995 and derives revenue from management fees charged by the Trust Department for serving as trustee, custodian of IRA accounts, and agent for personal investment accounts. Fees are based on market values of each account and are charged quarterly as a percentage of market value based on a published fee schedule. The Trust Department sponsors no common, mutual, or proprietary funds.

The accounting policies of the segments are the same as those described in the summary of the significant accounting policies. The Bank evaluates performance of the segments based on net income. The Bank does not evaluate assets by segment; therefore, assets are not included in the table below.

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[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

The following table summarizes the financial results of the Bank's business segments for the years ended June 30, 2001, 2000, and 1999:

                                               Bank
                                            Operations            Other                 Total
-------------------------------------------------------------------------------------------------
                  2001
                  ----
Interest income                               $16,338                                   $16,338
Interest expense                                9,392                                     9,392
                                            ---------                                  --------
Net interest income                             6,946                                     6,946
                                            ---------                                  --------
Non-interest income                               667               $818                  1,485
Other expenses                                  4,196                541                  4,737
Federal income tax                              1,179                 94                  1,273
Net income                                      2,238                183                  2,421

                  2000
                  ----
Interest income                               $14,598                                   $14,598
Interest expense                                7,931                                     7,931
                                            ---------                                  --------
Net interest income                             6,667                                     6,667
                                            ---------                                  --------
Non-interest income                               591               $783                  1,374
Other expenses                                  3,767                531                  4,298
Federal income tax                              1,177                 86                  1,263
Net income                                      2,314                166                  2,480

                  1999
                  ----
Interest income                               $12,387                                   $12,387
Interest expense                                6,231                                     6,231
                                            ---------                                  --------
Net interest income                             6,156                                     6,156
                                            ---------                                  --------
Non-interest income                               467               $642                  1,109
Other expenses                                  3,489                508                  3,997
Federal income tax                              1,032                 46                  1,078
Net income                                      2,102                 88                  2,191

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
--------------------------------------------------------------------------------
GENERAL

The Bank is primarily engaged in the business of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied one-to-four family residences. In addition to attracting deposits, the Bank borrows funds from the Federal Home Loan Bank and invests such funds primarily in loans. The Bank also originates loans secured by multifamily real estate, nonresidential real estate, consumer loans, including home equity and home improvement loans, secured and unsecured lines-of-credit, construction loans, and commercial loans. In recent years, management has aggressively pursued creditworthy commercial borrowers in the Bank's lending area in an effort to better diversify its portfolio and balance its interest rate risk. Commercial loans have experienced an annual increase of 57% over the past three years; however, they represent just 2.61% of the loan portfolio.

The Bank's profitability is primarily dependent upon its net interest income, which is the difference between interest income on its loan and investment portfolios and interest paid on deposits and other borrowed funds. Net interest income is directly affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on such amounts. The Bank's profitability is also affected by its provision for loan losses. The provision is a function of credit quality, loan loss experience, economic conditions, and changes in the composition of the loan portfolio. Additionally, profitability is affected by noninterest income and expenses and income tax expense. Noninterest income consists primarily of fees for personal trust services and service charges on deposit accounts. Noninterest expenses primarily consist of salaries and employee benefits, occupancy and equipment expense, data processing fees, state franchise taxes, and other operating expenses.

The Bank is significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal policies and the policies of the Ohio Division of Financial Institutions, Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Lending activities are influenced by the demand for and supply of housing, the availability and cost of funds, competition, and other factors. Deposit gathering is influenced by interest rates paid on competing investments, types of products offered, competition, and other factors.

The following discussion is intended to assist the reader's understanding of the Bank's financial condition and results of operations. The information contained in this section should be read in conjunction with our consolidated financial statements and the accompanying notes to our consolidated financial statements.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This discussion contains various forward-looking statements which are based on assumptions and describe our future plans and strategies and our expectations. These forward-looking statements are generally identified by words such as "believe", "expect", "intend", "anticipate", "estimate", "project", or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain. The Bank's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates in the nation and in the Bank market area, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of our loan and investment portfolios, demand for our loan products, deposit flows, borrowing availability, and competition. These risks and uncertainties should be considered in evaluating forward-looking statements.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
--------------------------------------------------------------------------------


AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances.

                                                                   Year Ended June 30,
                          -------------------------------------------------------------------------------------------------------
                                          2001                               2000                          1999
                          -------------------------------------------------------------------------------------------------------
                            Average                             Average                          Average
                          Outstanding  Interest      Yield/   Outstanding             Yield/   Outstanding  Interest      Yield/
                            Balance     Income        Rate      Balance    Interest    Rate      Balance     Income        Rate
                          -------------------------------------------------------------------------------------------------------

ASSETS:                                                (DOLLARS IN THOUSANDS)
Loans, including
 nonaccrual loans          $196,338    $ 15,828       8.06%    $180,298    $ 14,136    7.84%    $148,268    $ 11,934       8.05%
Investment securities         1,551         106       6.83        1,780         123    6.91        2,385         158       6.62
Other interest
 and dividends                5,914         404       6.83        5,358         339    6.33        5,034         295       5.86
                            -------------------                --------------------              -------------------
Total interest-earning
 assets                     203,803      16,338       8.02      187,436      14,598    7.79      155,687      12,387       7.96
                                       --------                            --------                          -------
Noninterest earning
 assets                       7,839                               7,068                            6,707
                           --------                            --------                        --------
Total assets               $211,642                            $194,504                         $162,394
                           ========                            ========                        ========

LIABILITIES AND
STOCKHOLDERS'EQUITY:
Savings accounts           $ 14,133         314       2.22     $ 13,891         297    2.14     $ 14,062         313       2.23
NOW and money
 market accounts             21,964         437       1.99       21,701         443    2.04       20,321         452       2.22
Certificates of deposit      55,514       3,354       6.04       61,334       3,207    5.23       59,145        3120       5.28
Borrowings                   85,088       5,287       6.21       66,418       3,984    6.00       41,076       2,346       5.71
                            -------------------                --------------------              -------------------
Total interest-bearing
 liabilities                176,699       9,392       5.32      163,344       7,931    4.86      134,604       6,231       4.63
                            -------------------                --------------------              -------------------
Other liabilities            14,546                              12,942                           11,920
                           --------                            --------                        --------

STOCKHOLDER'S EQUITY,
INCLUDING EQUITY FROM:
ESOP shares                  20,397                              18,218                          15,870
                           --------                            --------                        --------
Total liabilities and
 stockholders' equity      $211,642                            $194,504                        $162,394
                           ========                            ========                        ========
Net interest-earning
  assets                    $27,104                             $24,092                         $21,083
                            =======                             =======                         =======
Net interest income                      $6,946                              $6,667                           $6,156
                                         ======                              ======                           ======
Interest rate spread                                 2.70%                             2.93%                                3.33%
                                                     ====                              ====                                 ====
Net yield on average
interest-earning assets                              3.41%                             3.56%                                3.95%
                                                     ====                              ====                                 ====
Average interest-
earning assets to
average interest-
bearing liabilities          115.34%                             114.75%                         115.66%
                             ======                              ======                          ======

[LOGO]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

RATE/VOLUME ANALYSIS

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the prior year rate, and (2) changes in rate, which are changes in rate multiplied by the prior year volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                        Year Ended June 30,
                                 ---------------------------------------------------------------------
                                         2001 vs. 2000                    2000 vs. 1999
                                 ---------------------------------------------------------------------
                                   Increase (Decrease) Due to        Increase (Decrease) Due to
                                 ------------------------------    -----------------------------------
                                                           Total                             Total
                                                         increase                           Increase
                                  Volume       Rate     (Decrease)   Volume        Rate    (Decrease)
                                 ---------------------------------------------------------------------
                                                     (Dollars in Thousands)
Interest-earning assets:
------------------------
Loans                            $ 1,285     $   407     $ 1,692     $ 2,502     $  (300)    $ 2,202
Investment securities                (16)         (1)        (17)        (42)          7         (35)
Other                                 37          28          65          20          24          44
                                 ---------------------------------------------------------------------
Total interest-earning
assets                             1,306         434       1,740       2,480        (269)      2,211
                                 ---------------------------------------------------------------------

Interest-bearing liabilities:
-----------------------------
Savings                                5          12          17          (4)        (12)        (16)
NOW and money
market accounts                        5         (11)         (6)         47         (56)         (9)
Certificates of deposit             (231)        378         147         114         (27)         87
Borrowings                         1,155         148       1,303       1,514         124       1,638
                                 ---------------------------------------------------------------------
Total interest-bearing
liabilities                          934         527       1,461       1,671          29       1,700
                                 ---------------------------------------------------------------------
Increase (decrease) in
net interest income              $   372     $   (93)    $   279     $   809     $  (298)    $   511
                                 =====================================================================

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
--------------------------------------------------------------------------------

FINANCIAL CONDITION AND RESULTS OF OPERATIONS-COMPARISON OF YEARS ENDED JUNE 30, 2001 AND 2000

At June 30, 2001, the Bank had total assets of $214.8 million, which was an increase of 4.7% compared to $205.1 million in assets at June 30, 2000. The increase resulted from continued strong loan demand in the Miami County market, a demand which resulted in an increase in net loans of $7.6 million compared to June 30, 2000. Loans for the purchase or construction of residential property represented 56% of all originations during the year ended June 30, 2001. The Bank was also able to originate $10.3 million in adjustable-rate and balloon mortgages.

Non-performing assets equaled $437,852 at June 30, 2001, or 0.20% of assets, compared with $261,600, or 0.13% of assets at June 30, 2000. Loan loss reserves at June 30, 2001, equaled 192.5% of non-performing assets. In the future, if the quality of the loan portfolio diminishes or as the level of allowances in total, or as a percentage of loans outstanding, decreases, management may deem it necessary to provide additional amounts to the allowance.

Total liabilities increased by $7.6 million from June 30, 2000, to June 30, 2001. Deposits decreased by $1.1 million and borrowings increased by $8.8 million. The continued strong loan demand in Miami County was funded primarily through the increase in short to intermediate maturity borrowings from the FHLB. Maturities on FHLB advances averaged between one and four years. Shareholders' equity increased by $2.3 million.

The Bank's earnings have historically depended primarily upon the Bank's net interest income. Net interest income is affected by (i) the difference between rates of interest earned on the Bank's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

The Bank's interest income increased by $1.7 million for the year ended June 30, 2001, compared to the year ended June 30, 2000. The increase was due primarily to an increase in net loans of $7.6 million during such period. The yield on interest-earning assets increased by 23 basis points in the year ended June 30, 2001 over 2000.

Interest expense increased in the year ended June 30, 2001, as compared to the same period in 2000, by $1.5 million. The increase was due to the increase in interest expense on both deposits and borrowings. The cost of interest- bearing deposits increased by 41 basis points while the cost of borrowing increased by 21 basis points (100 basis points equals 1%).

Net interest income increased by $279,000 for the year ended June 30, 2001, over the comparable period in 2000. The net interest rate spread decreased by 23 basis points for the year; however, the decrease was offset by a significant increase in earning assets. Management believes that the net interest margin may continue to narrow slightly in the year to end June 30, 2002 as a result of strong loan originations in lower yielding fixed rate mortgages, the increase in interest rates and the Bank's liability sensitivity.

During the year ended June 30, 2001, there was no additional provision for loan losses. Management undertakes a quarterly analysis of the allowance and its determination of the adequacy of the allowance is based on the current quality of the loan portfolio and management's evaluation of the inherent risk.

Non-interest income increased by $111,000 for the year ended June 30, 2001, as compared to the year ended June 30, 2000. Revenues of the Trust department grew $35,000 or 4.5% for the year ended June 30, 2001. Customer service charges, and other non-interest income, increased by over $38,000 for the year ended June 30, 2001.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
--------------------------------------------------------------------------------

For the year ended June 30, 2001, the Bank's non-interest expenses increased by $469,000 over the year ended June 30, 2000. The Bank had an increase in salary and employee benefits of 9.4% in 2001 over 2000. This increase was the result of normal wage increases and the addition of personnel to staff the new Clayton branch. The Bank built and opened a new full service branch in Clayton, Ohio during fiscal 2001. Management expects initial startup expenses will exceed revenues in the short-term, but will add to the long-term profitability of the Bank. Data processing expenses increased 18.3% in 2001 over 2000 as a result of upgrades in software, addition of new soft-ware modules, and an expansion of remittance processing or lock box services. Management believes that these upgrades and expansions will provide additional efficiencies and a profitable noninterest income product. Other expenses increased 9.5% in 2001 over 2000 principally as a result of outsourcing the internal audit function and legal and accounting costs in connection with the proposed formation of savings and loan holding company.

The Bank's federal income tax expense increased by $10,000 during the period ended June 30, 2001, compared to the same period ended 2000. The effective tax rate was 34.5% for 2001 and 33.7% for 2000.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS-COMPARISON OF YEARS ENDED JUNE 30, 2000 AND 1999

At June 30, 2000, the Bank had total assets of $205.1 million, an increase of 13.7% compared to $180 million in assets at June 30, 1999. The increase resulted from continued strong loan demand in the Miami County market, a demand which resulted in an increase in loans of $22.6 million compared to June 30, 1999. The growth in loans was funded primarily by the $22.7 million increase in deposits and borrowings during the year ended June 30, 2000. Loans for the purchase or construction of residential properties represented 56% of all originations during the year ended June 30, 2000. The Bank was also able to originate $18.6 million in adjustable-rate and balloon mortgages.

Non-performing assets equaled $262,000 at June 30, 2000, or 0.13% of assets, compared with $177,000, or 0.10% of assets at June 30, 1999. Loan loss reserves at June 30, 2000 equaled 339.4% of non-performing assets.

Total liabilities increased by $22.8 million from June 30, 1999 to June 30, 2000. Deposits increased by $2.4 million and borrowings increased by $20.8 million. The continued strong loan demand in Miami County was funded primarily through the increase in deposits and short to intermediate maturity borrowings from the FHLB. Maturities on FHLB advances average between one and four years. Shareholders' equity increased by $3.0 million.

The Bank's interest income increased by $2,211,000 for the year ended June 30, 2000, compared to the year ended June 30, 1999. The increase was due primarily to an increase in net loans of $22,578,000 during such period. The yield on interest-earning assets fell by 17 basis points for the year ended June 30, 2000, over June 30, 1999.

Interest expense increased in the year ended June 30, 2000, as compared to the same period in 1999 by $1,700,000. The increase was due to the increase in interest expense on both deposits and borrowings. The average interest-bearing deposit balance increased by approximately $3,398,000 during the period. The cost of deposits decreased by 8 basis points while the cost of borrowing increased by 29 basis points.

Net interest income increased by $511,000 for the year ended June 30, 2000, over the comparable period in 1999. The net interest rate spread decreased by 40 basis points for the year, but this was offset by a significant increase in earning assets.

The provision for loan losses during the year ended June 30, 2000 was $30,000. This compares to the $50,000 in provision in fiscal 1999. Management undertakes a quarterly analysis of the allowance and its determination of the adequacy of the allowance is based on the current quality of the loan portfolio and management's evaluation of the inherent risk.

[LOGO]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

Non-interest income increased by $265,000 for the year ended June 30, 2000, as compared to the year ended June 30, 1999. Revenues of teh Trust department grew $141,000 or 22% for teh year ended June 30, 2001. Customer service charges and other non-interest income increased by oer $122,000 for the same period.

For the year ended June 30, 2000, the Bank's non-interest expenses increased by $321,000. The Bank had increases in compensation, State of Ohio franchise taxes, office properties and equipment, data processing and other operating expenses. The Bank began operating a new Business Development Department in fiscal 2000 which increased the salaries and employee benefits.

The Bank's federal income tax expense increased by $186,000 during the period ended June 20, 2000, compared to the same period ended 1999. This resulted primarily from the increase in earnings from teh previous year while the effective rate increased from 33.0% to 33.7%.

ASSET AND LIABILITY MANAGEMENT

The Bank's most significant market risk factor is interest rate risk. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest earning assets, other than those that possess a short term to maturity. The ongoing monitoring and management of this risk is an important component of the Bank's asset/liability management process. An effective interest rate risk (IRR) management process that maintains interest rate risk within prudent levels is important for the safety and soundness of the Bank

In fiscal 1999, the Bank amended its Interest Rate Risk Policy to comply with Thrift Bulletin 13a, (TB13a) issued by the Office of Thrift Supervision on December 1, 1998. TB13a requires establishment of specific minimum guidelines for thrift institutions to observe in two areas of interest rate risk management. The first guideline concerns establishment and maintenance of board-approved limits on interest rate risk. The second, concerns institutions' ability to measure their risk level.

Based on OTS TB13a guidelines, the Board has set limits on change in Net Portfolio Value (NPV). NPV is defined as the net present value of the Bank's assets, liabilities and off-balance sheet contracts. The limits specify the minimum NPV ratio the Board is willing to allow under current interest rates and for a range of six hypothetical interest rate scenarios. The hypothetical scenarios are represented by immediate, permanent, parallel movements in the term structure of interest rates of plus or minus 100, 200, and 300 basis points from the actual term structure observed at quarter end. In order to ensure compliance with the IRR limits the Board has set, management relies on the quarterly NPV estimates produced by OTS and distributed in the Interest Rate Risk Exposure Report.

The Bank has utilized various strategies regarding the interest rate sensitivity of its assets and liabilities and to attempt to increase the differential between its interest income and interest expense. These strategies include originating more "balloon" and 10 year fixed rate mortgages over the long term and extended the maturities of FHLB borrowings. For the year, 27.7% of all originations had maturities or repricing of 10 years or less. The Bank has also utilized short and medium FHLB advances and participated in the FHLB Community Investment Program (CIP), which offers a discount on borrowing rates when the project to be funded meets certain criteria. The Bank currently has two loans out- standing under this program with remaining maturities from 7 to 12 years. While the Bank is somewhat more interest- rate sensitive as a result of these policies, and therefore has more interest-rate risk, management believes this strategy has helped to maximize net interest income.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

The Bank has also sought to maintain a stable core deposit base that enables it to control in part its cost of funds. For the years 2001, 2000 and 1999, the Bank's statement savings, NOW accounts, super NOW accounts and money market accounts ("Money Growth Fund") have amounted to 49.97%, 43.8% and 40.7% of total deposits, respectively, and had weighted average rates of not more than 2.50% throughout this period.

These factors have contributed significantly to the Bank's interest rate spread of 2.70% for year ended June 30, 2001. While this is somewhat reduced from fiscal 2000, management believes it demonstrates the Bank as a strong performer as compared to Midwest savings and loans of similar size.

The Bank monitors interest rate risk, in part, through review of the reports of the OTS that express the application of the "net portfolio value" ("NPV") methodology. NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. The methodology attempts to quantify the interest rate risk as the change in NPV that would result, in theory, from a change in market interest rates.

The following table sets forth the repricing of the Bank's interest-earning assets and interest-bearing liabilities at June 30, 2001. Assumptions used in the calculations are that of the OTS in assessing the interest rate sensitivity of thrift institutions.

           Change in Interest Rate         $ Change            % Change
               (Basis Points)               in NPV               in NPV
           -----------------------         --------            --------
                                   (Dollars in Thousands)

                   +300                 $(14,015)               (50)%

                   +200                   (9,375)               (34)%

                   +100                   (4,532)               (16)%

                      0                        0                  0

                   -100                    2,900                 10%

                   -200                    4,323                 15%

                   -300                    5,605                 20%

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, pre- payment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

[LOGO]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
--------------------------------------------------------------------------------


LIQUIDITY AND CAPITAL RESOURCES

The Bank is required to maintain minimum levels of investments that qualify as liquid assets under Office of Thrift Supervision (OTS) regulations. The Bank's regulatory liquidity was 5.25% at June 30, 2001. OTS regulations presently require the Bank to maintain an average daily balance of investments in U.S. Treasury obligations, federal agency obligations and other investments having maturities of five years or less equal to 4% of the sum of withdrawable deposits with a maturity of one year or less and borrowings payable in one year or less.

The Bank's liquidity is a product of its operating, investing and financing activities. The primary sources of funds are deposits, FHLB borrowings, prepayments and maturities of outstanding loans, mortgage-backed securities, and investments. While scheduled payments of loans and mortgage-backed securities and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by interest rates, economic conditions and competition. The Bank utilizes FHLB borrowings to leverage its capital base and provide funds for lending and to better manage its interest rate risk.

At June 30, 2001, the Bank had outstanding commitments to extend credit of $15,017,000 and standby letters of credit of $735,000. As of June 30, 2001, certificates of deposit scheduled to mature in one year or less totaled $43,552,000. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. Management anticipates that the Bank will continue to have sufficient funds, through deposits, borrowings, and normal operations to meet its commitments.

The Bank is required by OTS regulations to meet certain minimum capital requirements. The following table sets forth certain information regarding the Bank's compliance with applicable regulatory capital requirements at June 30, 2001.

                                            Amount              Percentage of
                                            ------              -------------
                                         (in thousands)       Applicable Assets
                                         --------------       -----------------
Tangible capital                             $21,383                10.0%
Tangible capital requirement                   3,221                 1.5
                                           --------------------------------
   Excess                                    $18,162                 8.5%
                                           --------------------------------
Core capital                                 $21,383                10.0%
Core capital requirement                       6,442                 3.0
                                           --------------------------------
   Excess                                    $14,941                 7.0%
                                           --------------------------------

Total risk-based capital                     $22,226                16.8%
Risk-based capital requirement                10,588                 8.0
                                           --------------------------------
   Excess                                    $11,638                 8.8%
                                           --------------------------------

[LOGO]
MANAGEMENT'S DISCUSSION AND ANALYSIS / CORPORATE PROFILE
--------------------------------------------------------------------------------


IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

The primary assets and liabilities of financial institutions such as the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as compensation and benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by the Bank. The Bank is unable to determine the extent, if any, to which properties securing the Bank's loans have appreciated in dollar value due to inflation.

EFFECT OF ACCOUNTING CHANGES

In July 2001, the FASB (Financial Accounting Standards Board) issued Statements
(SFAS) No. 141, "Accounting for Business Combinations" and No. 142, "Accounting for Goodwill and Intangible Assets". These Statements will have no material effect on the Bank at this time since it has not been involved in a "business combination" subject to SFAS No. 141 and does not have goodwill or other intangible assets subject to SFAS No. 142.

CORPORATE PROFILE

Peoples Savings Bank of Troy was chartered in 1890 as an Ohio mutual building and savings bank. The Bank is the only independent financial institution headquartered in Troy, Ohio. The Bank's primary market area is Miami County and Montgomery County, Ohio and the Bank currently conducts its business from four offices located in Troy, two offices in Piqua and a new full service office in Clayton, Ohio. The Bank's deposit accounts are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
(FDIC). As a savings and loan association, the Bank is required to be a member of the SAIF fund and remit premiums for deposit insurance to the SAIF fund.

The Bank's principal business historically has consisted of attracting savings deposits from the general public and applying these funds primarily to the origination of high-quality residential real estate loans to local borrowers. The Bank's principal sources of income are interest on mortgage loans and fees for service charges, as well as interest and dividends on investments. In addition, the Bank's Trust Department continues to grow and provide a significant amount of revenue.

[LOGO]
CORPORATE PROFILE / MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

The Bank originates residential and multi-family real estate loans for the purchase, refinance, construction, and development of real property, and also originates second mortgage loans. The largest percentage of the Bank's mortgage loans for the past four years has been fixed-rate mortgages. The Bank also originates adjustable-rate mortgages (ARM's). Mortgage loans generally have a term of up to thirty years. In addition, the Bank originates consumer loans, commercial real estate loans, and commercial loans, on a conservative basis, where more emphasis is placed upon the individual's credit worthiness and less upon the value of the collateral in making the loan. Consequently, these loans are more risky than conventional mortgage loans, and as a result, carry a higher rate of interest to offset that additional risk. Consumer loans are generally written for terms not to exceed ten years.

The Bank obtains funds for its lending and investment activities through deposits, payments received from outstanding loans and borrowings from the Federal Home Loan Bank of Cincinnati (FHLB). The Bank offers several deposit accounts, including insured money market accounts.

The Bank was the second state charted savings and loan association in Ohio to establish trust operations when it opened its Trust Department in July 1995. After only six years of operation, the Trust Department has over $143,000,000 in assets under management. The Trust Department specializes in personal trust services and investments.

The Bank currently has six offices located in Miami County, Ohio and a seventh location was opened this year in Clayton, Ohio and that is located in the northwest part of Montgomery County. Both counties are in the Greater Dayton metropolitan statistical area.

                         MARKET AND DIVIDEND INFORMATION

As of June 30, 2001, the Bank had approximately 697 holders of record of its common stock. The Bank common stock is traded on the over the counter stock market under the symbol "PESV." Beginning in January, 1993 S. J. Wolfe Co., a division of McDonald and Co. began to make a market in The Bank stock. In March, 1995 Sweney Cartwright & Co. became the second market maker in The Bank stock. Although the Bank does not have knowledge of the prices paid in all transactions, according to information furnished by brokers who deal in the Bank Common Stock, the following prices represent the price ranges recorded for the periods shown.

                                  MARKET PRICE PER SHARE

            FISCAL                 MARKET PRICE                       CASH
             2000            LOW                  HIGH             DIVIDENDS
          ------------------------------------------------------------------
            1st Qtr.        $8.00                 $9.25              $0.015
            2nd Qtr.         6.75                  8.00                   -
            3rd Qtr.         5.25                  7.00               0.015
            4th Qtr.         3.88                  5.25                   -

            FISCAL                 MARKET PRICE                       CASH
             2001            LOW                  HIGH             DIVIDENDS
          ------------------------------------------------------------------
            1st Qtr.        $3.38                 $4.25              $0.015
            2nd Qtr.         2.88                  4.25                   -
            3rd Qtr.         3.00                  3.88               0.015
            4th Qtr.         2.94                  3.60                   -

Any payment of dividends will be subject to certain restrictions. See Note 11 to Consolidated Financial Statements.

BANKING CENTERS/ATMS

       MAIN OFFICE
       635 South Market Street
       Troy, Ohio
       937-339-5000

       WESTSIDE
       1580 West Main Street
       Troy, Ohio
       937-339-5000

       NORTHSIDE
       927 North Market Street
       Troy, Ohio
       937-339-5000

       PIQUA
       126 High Street
       Piqua, Ohio
       937-778-2888

       ATM
       El Sombrero Restaurant
       Howard Johnson Motel
       I-75 at US 36, Piqua

       CLAYTON
       8265 North Main Street
       Dayton, Ohio
       937-454-2200

       ATM
       Clayton Government Center
       Taywood Road
       Clayton

       ATM
       Randolph Plaza Center
       N. Main Street
       Clayton

TRUST OFFICES

       14 Weston Road
       Troy, Ohio
       937-335-8760

       317 North Wayne Street
       Piqua, Ohio
       937-773-9290

       8265 North Main Street
       Dayton, Ohio
       937-454-2200

[LOGO] Peoples Savings Bank of Troy and Subsidiary
--------------------------------------------------------------------------------
                                    DIRECTORS

G. JOSEPH REARDON
Chairman of the Board
Peoples Savings Bank of Troy
     Retired President, Reardon & Associates
     A Manufacturing Representative
     Troy, Ohio

DONALD COOPER
 President
     Captor Corporation
     Tipp City, Ohio

RONALD B. SCOTT
 President and Chief Executive Officer
     Peoples Savings Bank of Troy
     Troy, Ohio

PETER E. JENKINS
Mayor of the City of Troy
     Troy, Ohio

WILLIAM E. LUKENS
President & Majority Owner
     Stillwater Technologies, Inc.
     A Contract Manufacturing Firm
     Troy, Ohio

WILLIAM J.MCGRAW III
Attorney & President
     Dungan & LeFevre Co., L.P.A.
     Law Firm Which Represents
     Peoples Savings Bank of Troy
     Troy, Ohio

RICHARD W. KLOCKNER
President
     Klockner &Associates
     A Civil Engineering Company
     Troy, Ohio

JAMES S. WILCOX
Vice President of Finance
     PMI Food Equipment
     Troy, Ohio

THOMAS E. ROBINSON
     Retired Executive
     Troy, Ohio

--------------------------------------------------------------------------------

                OFFICERS OF PEOPLES SAVINGS BANK OF TROY

RONALD B. SCOTT
President &
Chief Executive Officer

MARK A. DOUGLAS
Vice President
Finance/Lending

PHIL M. JONES
Vice President/Trust Division

LINDA A. DANIEL
Vice President
Marketing/Administration

RICHARD K. BENDER
Vice President/Operations

SANDRA L. JONES
Assistant Vice President

TERESA E. MERS
Assistant Vice President

MARY E. CLEVENGER
Assistant Vice President

DAVID E. BLACKMORE
Assistant Vice President

ANNETTE L. GLADMAN
Assistant Vice President

MARK R. WALTERSHEIDE
Trust Officer

CORNELIA E. TINKLER
Trust Officer

ROGER J. BORCHERS
Trust Operations Officer

--------------------------------------------------------------------------------

                               ADVISORY DIRECTORS

RICHARD W. WALLACE
Executive Vice President
     Hartzell Fan, Inc.
     Piqua, Ohio

DOUGLAS HAINES
President
     Buckeye Mutual Insurance Group
     Piqua, Ohio

TONY WENDELN
CPA/CEO
     Murray, Wells, Wendeln
     &  Robinson, CPAs, Inc.
     Piqua, Ohio

DR. KENNETH YOWELL
President
     Edison Community College
     Piqua, Ohio

                               DIRECTOR EMERITUS

WILLIAM E. EICKHOFF
     Retired President
     Peoples Director 1977-1996


--------------------------------------------------------------------------------

                                  LEGAL COUNSEL

Dungan & LeFevre Co., LPA
210 West Main Street
Troy, Ohio 45373

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
PO Box 1008
Columbus, Ohio 43216-1008

                                    AUDITORS

BKD LLP
312 Walnut Street, Suite 3000
P.O. Box 5367
Cincinnati, OH45201-5367

--------------------------------------------------------------------------------

                   FORM 10-K AND OTHER FINANCIAL INQUIRIES

The Bank's annual report on Form 10-K will be furnished upon request without charge. Shareholders, analysts and others seeking this and other requests for information referring to stock, annual shareholders' meetings and related matters, please contact:

          RONALD B. SCOTT
          President & Chief Executive Officer
          Peoples Savings Bank of Troy
          635 South Market
          Troy, Ohio 45373 - 937/339-5000

          TRANSFER AGENT AND REGISTAR
          Registrar and Transfer Company
          10 Commerce Drive
          Cranford, New Jersey 07016-3572